620 Memorial Drive, Cambridge, MA 02139

March 12, 2021

Luca Scavo

Re:    Employment by Evelo Biosciences, Inc.

Dear Luca,
Evelo Biosciences, Inc. is pleased to confirm its offer to employ you as the Chief Financial Officer or such other capacity as may be mutually agreed upon by the Company and you from time to time. Your effective date of hire as a regular, full-time employee is anticipated to be June 1, 2021.
Your base salary for this position will be $415,000 per year. Your base salary will be paid bi-weekly in equal installments and in accordance with the Company’s payroll practices and procedures.
Also, we are pleased to offer you a signing bonus of $50,000 and restricted stock units. The cash bonus will be paid in one lump sum in a separate check on the next regularly scheduled pay date after you start employment with the Company. The cash signing bonus is taxable, and all regular payroll taxes will be withheld. In the event that you leave the Company with 12 months of your employment start, other than for cause, you will be responsible for reimbursing the Company the entire amount of the cash signing bonus. Additionally, I will ask the Board of Directors of the Company to grant you restricted stock units for 4,545 shares of common stock of the Company. The restricted stock units will vest in full on the third anniversary of your employment start date. In all respects, the restricted stock units will be governed by the Company’s 2018 Incentive Award Plan and a restricted stock unit agreement.

You will also be eligible to receive a target annual bonus of 40% at the sole discretion of the Board of Directors which could be adjusted by both the Company’s performance and your individual performance. Bonuses are intended to retain valuable Company employees, and a bonus is not payable unless you are an employee of the Company on the date that such bonus is scheduled to be paid.

In addition to your cash compensation, after your employment start date, I will ask the Board of Directors of the Company to grant you an option to purchase 300,000 shares of common stock of the Company (subject to adjustment for any stock splits, dividends, recapitalizations and the like). New hire options approved by the Board are granted with an exercise price set to the stock price at time of grant. This option will vest over a four-year period: 25% on the first anniversary of your employment start date and the remaining 75% in 36 substantially equal monthly installments thereafter. In all respects, the option will be governed by the Company’s 2018

Incentive Award Plan and a stock option agreement. In addition, you will be eligible to receive long-term incentive awards periodically, at the discretion of the Board of Directors and in accordance with the Company’s incentive award program.

In order to assist you with the expenses associated with the relocation of your permanent residence to the Boston area, the Company will provide you an allowance of $5,000 per month for temporary living and travel costs for up to 12 months after the start of your employment.

You will be eligible to participate in the Company’s standard benefit programs as they are in effect from time to time and subject to their terms. Currently, these benefit programs include holidays, 24 days of flexible time off for vacation and sick time as well as medical insurance, dental insurance, life insurance and a 401(k) retirement plan. Additional details of our current benefit offerings are described in the Benefits Summary, a copy of which is enclosed. The Company reserves the right to alter or amend its employee benefit programs at any time.
As a condition of your employment, you must sign and abide by the Company’s Employee Proprietary Information, Inventions Assignment and Restrictive Covenants Agreement, a copy of which is enclosed. As a Company employee, you will be expected to abide by Company policies and procedures as may be in effect from time to time.

It is understood that you will at all times be an “at-will” employee. You are not being offered employment for a definite period of time, and either you or the Company may terminate the employment relationship at any time and for any reason without prior notice and without additional compensation to you.
Your normal place of work will initially be 620 Memorial Drive, Cambridge, Massachusetts 02139; however, it is understood that the Company may change your normal place of work according to the Company’s future needs.

In making this offer, the Company understands, and in accepting it you represent that you are not under any obligation to any former employer or any person, firm, or corporation which would prevent, limit, or impair in any way the performance by you of your duties as an employee of the Company.
The Immigration Reform and Control Act requires employers to verify the employment eligibility and identity of new employees. This offer of employment is contingent upon your providing satisfactory documentation of these matters. Enclosed is a copy of the Form I-9 that you will be required to complete. Please bring the appropriate documents listed on that form with you when you report for work. We will not be able to employ you if you fail to comply with this requirement.
This Letter, along with the Employee Proprietary Information Agreement, sets forth the complete and exclusive agreement between you and the Company with regard to your employment with the Company, and supersedes any prior representations or agreements about this matter, whether written or verbal. This Letter may not be modified or amended except by a written agreement signed by you and an authorized representative of the Company.
Please indicate your acceptance of this offer by signing and dating this letter and returning it by March 19, 2021, after which date this offer will expire.
We look forward to your joining the Company and are pleased that you will be working with us.
Very truly yours,
Evelo Biosciences, Inc.
/s/ Balkrishan Simba Gill
Balkrishan ‘Simba’ Gill
Accepted and Agreed:
    /s/ Luca Scavo
Luca Scavo

    March 13, 2021
Date:
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